Exhibit 10.28

Summary of Named Executive Officers Salaries for 2007

        On February 20, 2007, the Board of Directors of The Allstate Corporation, upon recommendation from the Compensation and Succession Committee of the Board of Directors, approved the following 2007 annual base salaries: Thomas J. Wilson, II, President and Chief Executive Officer, $960,000; Danny L. Hale, Vice President and Chief Financial Officer, $609,312; and Eric A. Simonson, President, Allstate Investments, LLC, $625,248. The salaries of Edward M. Liddy, Chairman, and Casey J. Sylla, Chairman of the Board and President, Allstate Life Insurance Company remain unchanged. These salaries are effective as of April 1, 2007, except Mr. Wilson's which is effective as of the date he became President and Chief Executive Officer, January 1, 2007. These salaries may be changed at any time at the discretion of the Board.